Exhibit 8.1

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

December 19, 2022

EnVen Energy Corporation

609 Main Street, Suite 3200

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel for EnVen Energy Corporation (“EnVen”), a Delaware corporation, in connection with (i) the Agreement and Plan of Merger entered into by and among was entered into by and among EnVen, Talos Energy Inc. (“Talos”), Talos Production Inc., an indirect wholly owned subsidiary of Talos (“Talos Production”), Tide Merger Sub I Inc., a direct wholly owned subsidiary of Talos (“Merger Sub Inc.”), Tide Merger Sub II LLC, a direct wholly owned subsidiary of Talos (“Merger Sub LLC”), Tide Merger Sub III LLC, a direct wholly owned subsidiary of Talos Production (“UnSub”), and BCC Enven Investments, L.P., in its capacity as the representative of the equityholders of EnVen dated September 21, 2022 (the “Merger Agreement”) providing for (x) the merger of Merger Sub Inc. with and into EnVen, with EnVen continuing as the surviving corporation (the “First Merger”), (y) immediately following the First Merger and as part of a single integrated transaction with the First Merger, the merger of EnVen with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving company (the “Second Merger”) and (z) the merger of Merger Sub LLC with and into either Talos Production or UnSub (the “Third Merger,” and together with the First Merger and Second Merger, the “Mergers”), with Talos Production or UnSub, as applicable, continuing as the surviving entity in the Third Merger as an indirect wholly owned subsidiary of Talos, and (ii) the preparation and filing of the related Registration Statement (File No. 333-268036) on Form S 4 (as amended and supplemented through the date hereof, the “Registration Statement”), which includes the proxy statement/consent solicitation/prospectus of EnVen and Talos (as amended and supplemented through the date hereof, the “Proxy Statement/Consent Solicitation/Prospectus”), filed with the Securities and Exchange Commission. This opinion is being delivered to you in connection with the filing of the Registration Statement. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In connection with this opinion, we have examined the Merger Agreement, the Registration Statement, the Proxy Statement/Consent Solicitation/Prospectus, the representation letter of the Company, dated as of the date hereof, and the representation letter of Parent, dated as the date hereof, each delivered to us for purposes of this opinion (collectively, the “Representation Letters”) and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. While we do not have any knowledge that any statement contained in the Representation Letters is untrue, incorrect or incomplete in any respect, we have not undertaken any independent investigation of any factual matter set forth in the Representation Letters or any of the other foregoing documents. For purposes of this opinion, we have assumed, with your permission, (i) that the Mergers will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Consent Solicitation/Prospectus, (ii) the statements concerning the Mergers set forth in the Merger Agreement and the Proxy Statement/Consent Solicitation/Prospectus are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and the Second Effective Time, (iii) that the representations made by the Company and Parent pursuant to the Representation Letters are accurate and complete and will remain accurate and complete at all times up to and including the Effective Time and the Second Effective Time, and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of” or based on the “belief of” EnVen or Talos, or otherwise similarly qualified, are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time and the Second Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement and the Company Support Agreements. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained and the representations made by the Company and Parent in the Representation Letters, which we have assumed will be true as of the Effective Time and the Second Effective Time.

Based upon and subject to the foregoing:

1.    We are of the opinion that the First Merger and the Second Merger, taken together as an integrated transaction, will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

2.    We hereby confirm that the discussion contained in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations of the Mergers” pertaining to the U.S. federal income tax consequences of the Mergers, insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions, and subject to the assumptions, limitations and conditions set forth therein, constitutes our opinion as to the material U.S. federal income tax consequences of the Mergers to holders of EnVen Common Stock.

We express our opinion herein only as to those matters specifically set forth above and in the discussion contained in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations of the Mergers” and no opinion should be inferred as to the tax consequences of the Mergers under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Polk & Wardwell LLP